As Filed with the Securities and Exchange Commission on July 24, 2017

Registration No. 333-216709

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 4

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Nightfood Holdings, Inc.

(Exact Name of Issuer as specified in its charter)

Nevada	2060	46-3885019
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number	(I.R.S. Employer Identification No.)

520 WHITE PLAINS ROAD - SUITE 500

TARRYTOWN NY 10591

888-888-6444

(Address and telephone number of principal executive offices)

520 WHITE PLAINS ROAD - SUITE 500

TARRYTOWN NY 10591

(Address of principal place of business or intended principal place of business)

Frank J. Hariton, Esq.,

1065 Dobbs Ferry Road,

White Plains,

New York 10607,

(914) 674- 4373

(Name, address and telephone number of agent for service)

Approximate Date of Proposed Sale to the Public: From time to time after the date this registration statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 424, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
Emerging Growth Company	☐
(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (1)	Amount of registration fee (3)
Common Stock, $.0001 par value per share	2,838,000	$0.20	$567,600	$65.86	*

(1)	In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated in accordance with Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the closing market price of the Registrant’s common stock on March 13, 2017 on the OTCPink Market.

(3)	Calculated under Section 6(b) of the Securities Act of 1933.

*	Previously Paid

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This amendment number 4 to this registration statement is being filed solely to file three exhibits that inadvertently were not included in Amendment Number 3 to this registration statement.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling security holders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC registration fee	$30.00

Accounting fees and expenses	$5,000.00

Legal fees and expenses	$10,000.00

Printing and related expenses	$1,000.00

Transfer agent fees and expenses	$1,000.00

Miscellaneous	$970.00

Total	$18,000.00

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Certificate of Incorporation and the Bylaws of our Company provide that our Company will indemnify, to the fullest extent permitted by the Nevada Revised Statutes, each person who is or was a director, officer, employee or agent of our Company, or who serves or served any other enterprise or organization at the request of our Company. Pursuant to Nevada law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to our Company and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Nevada law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to our Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Nevada law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

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We have not entered into any agreements with our directors and executive officers that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was a director or officer of our Company or any of our affiliated enterprises.

We do not maintain any policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under any circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

During the Fiscal years ended June 30, 2016 and June 30, 2015, we sold an aggregate of 1,722,000 shares to 23 persons at prices ranging from $0.25 to $0.35 in transactions under rule 506 of regulation D and realized net proceeds of $462,000.

These transactions were exempt from registration under the Act by reason of Section 4(2) thereof as transactions by an issuer not involving a public offering. We filed Form D with respect to these transactions and all of the shares issued therein where subject to an appropriate legend under the Act reflecting lack of registration.

On November 8, 2016, the Company entered into a Consulting Agreement with ABL Media Group with compensation of 200,000 shares of restricted common stock, and warrants to purchase up to 1,000,000 shares of the Company common stock at a price of $.25 per share. The warrants expire six months from the date the contract was executed.

On October 18, 2016, the Company entered into a Consulting Agreement with AJO Capital, Inc. with compensation of 200,000 shares of restricted common stock, and warrants to purchase up to 1,000,000 shares of the Company common stock at a price of $.25 per share. The warrants expire six months from the date the contract was executed.

On October 7, 2016, the Company entered into a revised Consulting Agreement with A.S. Austin Company with compensation consisting of warrants to purchase up to 300,000 shares of the Company common stock at a price of $.75 per share. The warrants expire five years from the date the contract was executed.

These transactions were exempt from registration under the Act by reason of Section 4(2) thereof as transactions by an issuer not involving a public offering.

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ITEM 16. EXHIBITS

Exhibit No.	Description
3.1	Certificate of Incorporation*
3.2	Bylaws*
4.1	Subscription Agreements*
4.2	Specimen Stock Certificate*
10.1	Lease Receipt and terms and conditions**
10.2	Plan of Reorganization Including Option to Acquire with Hook Group, LLC ***
10.3	Equity Purchase Agreement with Black Forest Capital, LLC, dated February 8, 2017 ****
10.4	Registration Rights Agreement with Black Forest Capital, LLC, dated February 8, 2017 *****
10.5	Convertible Promissory Note with Black Forest Capital, LLC, dated February 8, 2017 ******
10.6	Assignment of Black Forest Capital, LLC, notes to SkyBridge Capital, LLC dated June 30, 2017 - Previously Filed
10.7	Company acknowledgement to Skybridge Capital, LLC regarding restated notes, dated June 30, 2017 – Filed herewith
10.8	Restated Convertible Note, in the principal amount of $35,000, issued June 30, 2017, to Skybridge Capital, LLC- Filed Herewith
10.9	Restated Convertible Note, in the principal amount of $95,000, issued June 30, 2017 to Skybridge Capital, LLC- Filed Herewith
21.1	Subsidiaries of the Registrant NightFood, Inc. a 100% owned New York corporation and Fiber One™ Ice Cream, Inc., a 100% owned Delaware corporation
5.1	Opinion of Frank J. Hariton. Previously Filed
23.1	Consent of RBSM LLP. Previously Filed
23.2	Consent of Frank J. Hariton (included in exhibit 5.1)

*	Incorporated by reference to like numbered exhibit to the Registrant’s registration Statement on Form S-1 File Number 333-193347
**	Incorporated by reference to the Registrant’s annual report on Form 10-K for Fiscal Year ended June 30, 2015
***	Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, dated November 25, 2016.
****	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, dated February 8, 2017
*****	Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, dated February 8, 2017
******	Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, dated February 8, 2017

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ITEM 17. UNDERTAKINGS

(1) Rule 415 Offering The undersigned registrant hereby undertakes: (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement. (iii) To include any material information with respect to the plan of distribution not previously disclosed on the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of the securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (230.424 of this chapter); (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser. B. Request for Acceleration of Effective Date Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Tarrytown, State of New York on July 24, 2017.

NightFood Holdings, Inc.

By:	/s/ Sean Folkson
Sean Folkson, President and CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sean Folkson	CEO and President	7/24/2017
Sean Folkson	(Principal Executive Financial and Accounting Officer)

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